UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2013

China Energy Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53283 (Commission File Number)	33-0843696 (IRS Employer Identification No.)

Building#26, No. 1388 Zhangdong Road Zhangjiang Hi-tech Park Shanghai, China (Address of principal executive offices)	201203 (Zip Code)

Registrant’s telephone number, including area code (86) 021 2028-1866

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On March 13, 2013, China Energy Recovery (Shanghai) Co., Ltd. (CER Shanghai), a wholly-owned subsidiary of China Energy Recovery, Inc. (”CER”) entered into a three-year comprehensive loan facility with the Shanghai Pudong Development Bank, Luwan Branch. The facility is for RMB 48,000,000 (approximately $7,600,000), and the interest rate under this facility will be 5% above the People’s Bank of China’s benchmark rate, which is 6% within one year, and 6.15% from one to three years.

CER Shanghai is entitled to draw down RMB 30 million as a three-year medium term loan by collateralizing CER’s office building in Zhangjiang, Shanghai; and draw down RMB 10 million as a one-year short term loan by being guaranteed by China National Investment and Guaranty Co., Ltd.; the remaining RMB 8 million will be drawn down as bank acceptances after making a cash deposit of no less than 50%, or letters of guarantee after making a cash deposit of no less than 30%. In addition, this loan facility is guaranteed by Mr. Qinghuan Wu, the Chief Executive Officer of CER. This loan will replace an existing comprehensive facility amounting to RMB 40 million signed with Bank of Communication, Shanghai Branch, which was collateralized by the aforementioned office building.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Energy Recovery, Inc.

Date: March 18, 2013	By:	/s/ Qinghuan Wu
Qinghuan Wu
Chief Executive Officer